EXHIBIT 10.1

LEAVE OF ABSENCE AGREEMENT

LEAVE OF ABSENCE AGREEMENT, dated as of June 2, 2004 (the “Leave of Absence Agreement”), by and between Fog Cutter Capital Group Inc. (the “Company”), with its principal office at 1410 S.W. Jefferson Street, Portland, Oregon 97201 and Andrew A. Wiederhorn (the “Mr. Wiederhorn”).

WITNESSETH:

WHEREAS, Andrew Wiederhorn was a co-founder of the Company in 1997 and led its public offering in 1998; and Mr. Wiederhorn has served ably as Chairman and Chief Executive Officer since he helped establish the Company; and Mr. Wiederhorn has been substantially responsible for the Company’s recent profitability and strong performance the last few years;

WHEREAS, Mr. Wiederhorn is the sole officer of the Company that is familiar with each of the Company’s diverse business lines (such as real estate, mortgage-backed securities, restaurant operations, overseas operations, and commercial mortgage loan origination);

WHEREAS, Mr. Wiederhorn is intimately familiar with the history and nuances of the Company’s subsidiaries, operations, contractual arrangements and investments, and is principally responsible for accounting matters and ensuring compliance with the Company’s obligations as a United States registered public company;

WHEREAS, the Company is currently transitioning into new, long-term business lines (e.g., restaurant operations, special situation lending and increased real estate lending) and de-emphasizing its subordinate residential mortgage-backed securities business, and the sources and nature of its revenues and expenses are changing and as a result, the Company recognizes the need for Mr. Wiederhorn’s assistance in dealing with these challenges and opportunities;

WHEREAS, the Company has had a large cash position, and Mr. Wiederhorn has been very involved in the Company’s efforts to identify opportunities to deploy these amounts appropriately in its existing and potential new business lines;

WHEREAS, Mr. Wiederhorn has informed the Board that he has agreed to a settlement with the United States Government in connection with a criminal investigation of certain acts and omissions by Mr. Wiederhorn in his personal capacity and in his capacity as an officer of Wilshire Financial Services Group Inc., (the “Settlement”), and the Settlement is subject to among other things approval by a judge;

WHEREAS, Mr. Wiederhorn has informed the Board that, pursuant to the Settlement, he will plead guilty to two criminal felony violations (the “Violations”), resulting in a maximum likely period of incarceration of approximately 18 months;

WHEREAS, the Board understands that no acts or omissions of the Company or of Mr. Wiederhorn in his capacity as an officer or director of the Company is the basis for any of the charges to which Mr. Wiederhorn will plead guilty pursuant to the Settlement;

WHEREAS, the Board also understands that the actions forming the basis for the Violations were undertaken after Mr. Wiederhorn’s consultation with legal counsel and accountants and in accordance with their counsel and advice;

WHEREAS, the Board further understands that one of the Violations is based on a “gratuity” statute, a general intent crime for which no intent for a quid pro quo must be proven;

WHEREAS, Mr. Wiederhorn and the Company entered into that certain Employment Agreement dated as of June 30, 2003 (the “Employment Agreement”), which, among other terms, contains certain provisions governing the rights and obligations of the parties in the event of Mr. Wiederhorn’s termination or resignation;

WHEREAS, given the Settlement and Mr. Wiederhorn’s likely guilty plea pursuant thereto, the Board has examined the Employment Agreement and carefully considered and evaluated various options regarding Mr. Wiederhorn’s separation from the Company in determining that which is in the best interests of the Company and its shareholders;

WHEREAS, the Board believes that if Mr. Wiederhorn were incarcerated pursuant to the Settlement, he would be limited in his ability to perform his functions as Chief Executive Officer and Chairman of the Board during the period of any such incarceration;

WHEREAS, as a result of the beliefs of the Board (with the exception of Mr. Wiederhorn) as to the limitations on Mr. Wiederhorn’s capacity to perform his corporate duties while incarcerated, the Board (with the exception of Mr. Wiederhorn) understands that (a) the Company would be entitled to terminate Mr. Wiederhorn’s employment pursuant to the Employment Agreement once Mr. Wiederhorn became incarcerated, and (b) Mr. Wiederhorn would not be entitled to any rights or remedies as a result thereof;

WHEREAS, Mr. Wiederhorn has informed the Board that (a) he believes he would be entitled to certain rights and remedies under the Employment Agreement if the Company terminated Mr. Wiederhorn’s employment as a result of entering into the Settlement or his incarceration, and (b) he would pursue such rights and remedies if the Company terminated his employment as a result of any such Settlement or incarceration;

WHEREAS, among others, the Board has considered the following possible options: (a) termination of Mr. Wiederhorn with cause (both before and at the time of incarceration) and no payments to him after the termination’s effective date; (b) termination without cause and the payment of severance payments under Paragraph 8(c) of the Employment Agreement, either in full or in part; (c) possible litigation concerning Mr. Wiederhorn’s claim for full payment under such severance payment provision; (d) possible litigation by Mr. Wiederhorn concerning other possible claims against the Company under the Employment Agreement; (e) acceptance of Mr. Wiederhorn’s resignation, Mr. Wiederhorn’s release and waiver of (i) potential claims against the Company in connection with the collapse of Capital Consultants and (ii) potential claims against the Company under the Employment Agreement in connection with his termination as an officer and director of the Company and its subsidiaries, and a financial compensation package that recognizes the value of his continuing good will and service to the Company and his prior service to the Company; and (f) granting Mr. Wiederhorn a paid leave of absence during any period of incarceration recognizing the value of his prior service and the value of retaining his good will and assistance in the future;

WHEREAS, notwithstanding the Board’s understanding of the Company’s rights under the Employment Agreement and the Board’s view as to the risks and weakness of any potential claim by Mr. Wiederhorn if he was terminated upon incarceration, the Board recognizes the need for Mr. Wiederhorn’s assistance and cooperation in the Company’s operations and in facilitating appropriate corporate leadership in his absence;

WHEREAS, under the agreement whereby the Company acquired its 51% interest in the George Elkins business, the owners of the remaining 49% interest in the George Elkins business have the right to acquire the Company’s 51% interest at a favorable price if Mr. Wiederhorn is no longer involved with the Company and the Company would lose a substantial portion of the value of this investment if Mr. Wiederhorn were to leave; and the Board of Directors took this into consideration in determining to continue Mr. Wiederhorn’s relationship with the Company and grant him a leave of absence;

WHEREAS, the Board recognizes that Mr. Wiederhorn’s good will, cooperation, and continuing assistance are in the best interests of the Company and its shareholders and necessary to preserve the continuity and long term profitability of the business; and in particular the Board recognizes that (i) Mr. Wiederhorn was instrumental in structuring the Fat Burger acquisition and his assistance will be invaluable in realizing the benefits and value of that acquisition over the medium term (3-5 years), (ii) Mr. Wiederhorn established the Company’s real estate business (including the Footlocker leases, George Elkins Commercial Real Estate Lending, the Bourne End UK real estate) and will be the key to maintaining and realizing the inherent value in these businesses; and (iii) Mr. Wiederhorn developed and recently launched the Company’s special situation lending business and his assistance will be necessary to fully implement and realize on this business line in the next 5 years;

WHEREAS, the Board has considered the potential adverse consequences to the Company and its shareholders of a dispute or litigation with Mr. Wiederhorn at this time of transition and the Board also recognizes the relatively short-term nature of this leave of absence, the difficulties of attracting appropriate talent to fill his role quickly and for a relatively short period, and the difficulties of such an individual learning the Company’s complexities in a short period of time;

WHEREAS, in order to secure the good will and assistance of Mr. Wiederhorn, avoid the loss of the George Elkins business at a below market price and the other reasons referred to in these Whereas clauses, the Board has considered offering Mr. Wiederhorn a leave of absence on the terms set forth in this Leave of Absence Agreement including a LOA Payment and certain other rights and obligations as set forth in this Leave of Absence Agreement;

WHEREAS, in consideration for the Company providing Mr. Wiederhorn the rights and obligations under this Leave of Absence Agreement, Mr. Wiederhorn has indicated his willingness and desire to: (a) release the Company in writing from and provide a waiver of potential claims against the Company in connection with the collapse of Capital Consultants, and any rights to indemnification for defense costs or damages arising therefrom; (b) maintain his good will to, and cooperation with, the Company; (c) cooperate with the Company in any federal or state government investigation or prosecution (regulatory or otherwise), and in any civil or other litigation, arising from the Settlement and his guilty plea pursuant thereto, and (d) certain other obligations as set forth herein (the “Consideration”);

WHEREAS, in addition to helping induce the Consideration, the Board believes that the

LOA Payment (as defined in Section 3 hereof) is appropriate as recognition of Mr. Wiederhorn’s past service to the Company and to help avoid litigation; and

WHEREAS, based on considering all of the above, the Board has determined, by the exercise of its reasonable business judgment, that it is in the best interests of the Company and its shareholders to enter into this Leave of Absence Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                      LEAVE OF ABSENCE

On the terms and subject to the conditions of this Leave of Absence Agreement, Mr. Wiederhorn hereby agrees to take a paid leave of absence from the date of Mr. Wiederhorn’s incarceration pursuant to the Settlement to the date he is released from such incarceration (the “Leave of Absence Period”).  Prior to and following the Leave of Absence Period, Mr. Wiederhorn will continue in his normal employment as provided in the Employment Agreement and prior to the commencement of such period, he agrees to (i) assist the Company’s interim and existing management in providing a smooth transition, (ii) assist in ensuring that the Company has a sound business plan for the current year and 2005 and a clear method for implementing that plan, (iii) reassure existing clients, shareholders, employees, executives of subsidiaries and affiliated companies, the Company’s independent public accountants and other professionals, and regulatory agencies and entities, (iv) assist the Company in its public disclosure and media relations, and (v) such other matters as the Board may reasonably request.  During the Leave of Absence Period, Mr. Wiederhorn agrees, to the extent reasonably possible, to (i) continue to assist the Company’s interim and existing management, (ii) respond to questions and inquiries concerning the Company’s business, strategy and plans, (iii) provide advice on implementing the Company’s business plan for 2004 and 2005, and (iv) provide advice and assistance on such other matters as the Board may reasonably request.  During the Leave of Absence Period, Mr. Wiederhorn will continue to receive his regular salary and bonus pursuant to and as set forth in his Employment Agreement.  Such Employment Agreement shall continue in full force and effect during the Leave of Absence Period and the terms and conditions of such Employment Agreement shall remain the same, except as specifically set forth in this Section 1 of this Leave of Absence Agreement.

2.                                      INTERIM MANAGEMENT ARRANGEMENTS

The Board has appointed two interim Co-Chairmen of the Board of Directors and an interim Co-Chief Executive Officer of the Company to assist in the management of the Company during the Leave of Absence Period.  Mr. Wiederhorn agrees to assist such individuals to the extent reasonably possible during the Leave of Absence Period.

3.                                      FINANCIAL PACKAGE

In consideration of the Consideration provided by Mr. Wiederhorn to the Company and of Mr. Wiederhorn’s good will, cooperation, and continuing assistance, and in recognition of Mr. Wiederhorn’s past service to the Company, to help avoid litigation and for the other reasons stated herein, the Company agrees to provide the following financial compensation package (the “Financial Package”):  Subject to the provisions of this Leave of Absence Agreement, the Company agrees to pay Mr. Wiederhorn as compensation a leave of absence payment in the amount of $2 million (the “LOA Payment”), which will be payable on June 2, 2004 to an escrow account of Mr. Wiederhorn’s attorney.

Notwithstanding the foregoing, if the Settlement is not approved by the judge hearing the case or for any other reason the Settlement does not proceed as anticipated on June 3, 2004, this Leave of Absence Agreement shall terminate and cease to have any further effect and Mr. Wiederhorn will cause the LOA Payment to be paid from such escrow account to the Company on June 3, 2004.

4.                                      LITIGATION COOPERATION; CONSULTATION

Mr. Wiederhorn agrees that he will reasonably cooperate with the Company to the best of his ability in the defense of any claim or investigation, civil or governmental, brought against Company or any of its current, former or future directors or officers of which Mr. Wiederhorn has any personal knowledge, and Company agrees it will reimburse Mr. Wiederhorn’s reasonable out-of-pocket expenses in providing such assistance.  In addition, to the extent permitted by the Settlement, Mr. Wiederhorn agrees to reasonably provide specific operations information to the Company as requested in a reasonable, timely and clear manner to allow the Company to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners by responding to reasonable inquiries as needed by telephone or otherwise at no additional cost to the Company beyond what is provided by this Leave of Absence Agreement.

5.                                      ARBITRATION

Any dispute or controversy arising under or in connection with this Leave of Absence Agreement shall be settled exclusively by arbitration conducted in the City of Portland in the State of Oregon under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.  The determination of the arbitrators, which shall be based upon a DE NOVO interpretation of this Leave of Absence Agreement, shall be final and binding and judgment may be entered on the arbitrators’ award in any court having jurisdiction.  All costs of arbitration, including the cost of the American Arbitration Association and the arbitrator, shall be borne by the Company.

6.                                      RELEASE OF CLAIMS

In consideration of this Leave of Absence Agreement, Mr. Wiederhorn, for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges the Company and any and all of its subsidiaries, divisions, affiliated entities, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and present officers, directors, members, shareholders, trustees, agents and employees (hereinafter referred to as the “Entities and Persons”), from any and all claims, demands, cause of action, fees and liabilities relating to the collapse of Capital Consultants and related matters, whether known or unknown, which Mr. Wiederhorn ever had, now has, or may have against the Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Leave of Absence Agreement.  For purposes of this Leave of Absence Agreement, Wilshire Financial Services Group Inc., Wilshire Credit Corp., and CWH Mergeco Corp. are not affiliated entities of the Company, and neither Wilshire Financial Services Group Inc., Wilshire Credit Corp., CWH Mergeco Corp., nor any of their officers, directors, shareholders, agents or employees are released Entities and Persons.

Except as otherwise prohibited by law, Mr. Wiederhorn represents and warrants that he will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Entities and Persons, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder.

Mr. Wiederhorn acknowledges that he has been advised by the Company to consult an attorney before signing this Leave of Absence Agreement and that he has executed this Leave of Absence Agreement after having had the opportunity to consult with an attorney of his choice and has had an opportunity to consider this Leave of Absence Agreement for a period of at least fourteen (14) days.

7.                                      MISCELLANEOUS

(a)                                  Governing Law

This Leave of Absence Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

(b)                                  Entire Agreement/Amendments

This Leave of Absence Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the leave of absence of Mr. Wiederhorn from the Company and supersedes any prior agreements, whether written or otherwise, between the Company and Mr. Wiederhorn.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Leave of Absence Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)                                  No Waiver

The failure of a party to insist upon strict adherence to any term of this Leave of Absence Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Leave of Absence Agreement.  Any such waiver must be in writing and signed by Mr. Wiederhorn or an authorized officer of the Company, as the case may be.

(d)                                  Assignment

This Leave of Absence Agreement shall not be assignable.

(e)                                  Successors; Binding Agreement; Third Party Beneficiaries

This Leave of Absence Agreement shall inure to the benefit of and be binding upon parties hereto and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)                                    Communications

For the purpose of this Leave of Absence Agreement, notices and all other communications provided for in this Leave of Absence Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, and (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Leave of Absence Agreement, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g)                                 Survivorship

The respective rights and obligations of the parties hereunder shall survive any termination of this Leave of Absence Agreement.

(h)                                 Counterparts

This Leave of Absence Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)                                    Headings

The headings of the sections contained in this Leave of Absence Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Leave of Absence Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Leave of Absence Agreement as of the day and year first above written.

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ Donald Berchtold
Name: Donald Berchtold
Title: Co-Chief Executive Officer

/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn